Filed pursuant to Rule 424(b)(3)
File No. 333-87218
File No. 333-132399
File No. 333-137802
File No. 333-168357

PHL Variable Insurance Company

Phoenix MVA

Phoenix Foundations® Equity Index Annuity

Phoenix Guaranteed Income Edge® – Lockwood Advisors, Inc.

Phoenix Guaranteed Income Edge® – Institute for Wealth Management, LLC

SUPPLEMENT DATED SEPTEMBER 25, 2015

TO THE

PROSPECTUSES DATED APRIL 30, 2012, as previously supplemented

General Information

PHL Variable Insurance Company (“PHL Variable”) is no longer offering the insurance products that caused it to become subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are receiving this supplement because you hold one of those previously- issued insurance products.

On September 25, 2015, PHL Variable announced that, effective on such date, it will cease filing periodic and other reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15(d) of the Exchange Act, in reliance on the exemption provided in Rule 12h-7 of the Exchange Act (“Rule 12h-7”) for issuers of securities that are subject to insurance regulation. As a result of its compliance with Rule 12h-7, PHL Variable does not intend to file with the SEC its Quarterly Report on Form 10-Q for the period ended September 30, 2015, and its Quarterly Report on Form 10-Q for the period ended June 30, 2015 will be its final Exchange Act periodic report filed with the SEC.

❖ The following prospectus section is added immediately prior to the section entitled “Incorporation of Certain Documents by Reference”:

Reliance on Rule 12h-7 under the Securities Exchange Act of 1934

PHL Variable is relying on the exemption provided by Rule 12h-7 under the Exchange Act from the requirement to file periodic and other reports pursuant to Section 15(d) of the Exchange Act.

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This supplement should be retained with the Prospectus and Supplements for future reference: Income Edge supplements dated September 20, 2012, November 16, 2012, March 6, 2013, as revised March 20, 2013, July 3, 2013, August 20, 2013, November 21, 2013, February 11, 2014, March 13, 2014, June 11, 2014 September 16, 2014, and August 24, 2015; Phoenix MVA additionally supplemented May 2, 2012; Phoenix Foundations® Equity Index Annuity supplements dated May 2, 2012, September 20, 2012, November 16, 2012, and March 6, 2013, as revised March 20, 2013, and August 24, 2015. If you have any questions, please contact us at 1-800-541-0171.

Cautionary Statement Regarding Forward-Looking Statements

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to, or representing management’s beliefs about, future events, transactions, strategies, and operations, including, without limitation, our expectation to comply with the amended administrative order entered by the SEC with respect to PHL Variable and its parent, The Phoenix Companies, Inc. (“Phoenix”), and otherwise act in accordance with law, the outcome of litigation and claims as well as regulatory examinations, investigations,

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proceedings and orders arising out of the financial statement restatements of Phoenix and PHL Variable and the failure by Phoenix and PHL Variable to file SEC reports on a timely basis, and potential penalties that may result from failure to timely file statutory financial statements, or make such other filings, with state insurance regulators. Such forward-looking statements often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our reports filed with the SEC and are available on our website at www.phoenixwm.com* under “Products/Product Prospectuses.” You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this document, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this document, such statements or disclosures will be deemed to modify or supersede such statements in this document.

* This is intended as an inactive textual reference only.

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